Exhibit 99.1

OpenText Completes Notes Offering and Term Loan Amendment as part of Micro Focus Acquisition Financing

Waterloo, ON – December 1, 2022 - OpenText™ (NASDAQ: OTEX), (TSX: OTEX) announced today that, in connection with its proposed acquisition (the “Acquisition”) of Micro Focus International plc (“Micro Focus”), Open Text Corporation (the “Company” or “OpenText”) has closed its offering (the “Notes Offering”) of US$1 billion principal amount of 6.90% senior secured fixed rate notes due 2027 (the “Notes”) and executed an amendment to its first lien term loan facility due 2029 (the “Term Loan”). As a result, the entire previously announced US$4.585 billion aggregate debt financing package for the Acquisition is now finalized, and, as such, all commitments under the bridge loan agreement related to the Acquisition have been correspondingly terminated undrawn.

“With today’s announcement, we have completed a solid long-term capital structure for the Acquisition,” said OpenText CEO & CTO Mark J. Barrenechea. “We now have Micro Focus shareholder approval and a completed capital structure in place. We remain on track to close the Acquisition next quarter and look forward to soon welcoming customers, partners and employees.”

The net proceeds from the Notes Offering, borrowings under the Term Loan and the Company’s existing revolving credit facility, and cash on hand will be used to fund the Acquisition.

After giving effect to the Notes Offering and the above noted borrowings, following closing of the Acquisition, the Company’s long-term debt would be approximately US$9.3 billion (consisting of approximately 46% fixed and 54% floating rate debt), with a weighted average interest rate of approximately 5.88% and a weighted average maturity of approximately 6 years. As previously announced, through the combined company’s cash generating profile and rapid de-levering plan, OpenText is targeting a net leverage ratio of less than three times within eight quarters following the closing of the Acquisition.

Additional Information

The Notes and the Term Loan are guaranteed on a senior secured basis by OpenText’s existing wholly-owned subsidiaries organized in the United States or Canada that borrow or guarantee OpenText’s obligations under its senior credit facilities. The Term Loan is also guaranteed on a senior secured basis by Open Text UK Holding Limited and, concurrent with or within one business day of the closing of the Acquisition, the Notes will be guaranteed on a senior secured basis by Open Text UK Holding Limited. The Notes and related guarantees are secured with the same priority as the Company’s senior credit facilities.

The Notes and related guarantees are not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the related guarantees were issued pursuant to Rule 144A and Regulation S under the Securities Act. The Notes and related guarantees may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act), except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the Notes in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or exemption under the securities laws of any such jurisdiction.

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions.

Publication on a website

This announcement and certain associated documents will be available, subject to certain restrictions, on OpenText’s website at https://investors.opentext.com/ by no later than 12 noon (London time) on the business day following the publication of this announcement. This announcement and certain associated documents available on OpenText’s website are only being provided to comply with the requirements under the UK City Code on Takeovers and Mergers. Neither the content any of the websites referred to in this announcement nor the content of any website accessible from hyperlinks in this announcement is incorporated into, or forms part of, this announcement.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this announcement, including statements regarding OpenText’s targeted net leverage ratio and timing thereof, OpenText’s plans, objectives, expectations and intentions relating to the Acquisition, the Acquisition’s expected contribution to OpenText’s results, closing of the Acquisition and certain conditions to be met prior to borrowing under the Term Loan, as well as the expected timing and benefits of the Acquisition, impact on future financial performance including in respect of annual recurring revenues, cloud growth, adjusted EBITDA, cash flows and earnings, may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which OpenText operates, as well as the impact of the ongoing COVID-19 pandemic. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by OpenText at the date of this announcement, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright © 2022 OpenText. All Rights Reserved. Trademarks owned by OpenText. One or more patents may cover this product(s). For more information, please visit https://www.opentext.com/patents.

OTEX-MNA

Further information, please contact:

Harry E. Blount

Senior Vice President, Investor Relations

OpenText Corporation

415-963-0825

investors@opentext.com